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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



        We have issued our report dated August 8, 2003 accompanying the consolidated statements of financial condition of Dearborn Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended as contained in Amendment No. 1 to Form SB-2 of DSA Financial Corporation to be filed with the Securities and Exchange Commission on or about April 27, 2004. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."


\s\ Grant Thornton LLP

Cincinnati, Ohio
April 26, 2004